Exhibit 99.1


National & Retail Trades & First Call


                  KOHL'S CORPORATION

MENOMONEE FALLS, Wisconsin- June 5,2000/Buswire--Kohl's
Corporation (NYSE: KSS), today announced that it intends, subject to market and other conditions, to raise approximately US$300 million (excluding proceeds of the over-allotment option, if any) through an offering of zero-coupon convertible subordinated debentures to qualified institutional investors.

The company stated that it intends to use the net proceeds of the offering for general corporate purposes, including funding store expansion. Proceeds will initially be used to pay borrowings under the Company's outstanding revolving credit facility and accounts receivable financing program.

Kohl's Corporation operates 298 family-focused, value-oriented department stores in 25 states. Kohl's stores feature moderately priced national brand apparel, shoes, accessories and home products. The Company is incorporated in Wisconsin.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities.
Any offers of the securities will be made only by means of a private offering memorandum. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United
States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

Contact:  Arlene Meier, Chief Financial Officer, (262) 703-1646
          Patti Johnson, Sr. VP - Finance, (262) 703-1893

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